UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                          Commission File Number:   001-16567

                     AT&T Wireless 401(k) Savings Plan
         ---------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                          5565 Glenridge Connector
                           Atlanta, Georgia 30342
                               (404) 236-7895
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Participation Interests in AT&T Wireless 401(k) Savings Plan
         ---------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
         ---------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    |_|     Rule 12h-3(b)(1)(ii)   |_|
               Rule 12g-4(a)(1)(ii)   |_|     Rule 12h-3(b)(2)(i)    |_|
               Rule 12g-4(a)(2)(i)    |_|     Rule 12h-3(b)(2)(ii)   |_|
               Rule 12g-4(a)(2)(ii)   |_|     Rule 15d-6             |_|
               Rule 12h-3(b)(1)(i)    |X|

Approximate number of holders of record as of the certification or notice
date:   Zero
      -------

          Pursuant to the requirements of the Securities Exchange Act of 1934, New Cingular Wireless Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     AT&T WIRELESS 401(k) SAVINGS PLAN

                                     By: NEW CINGULAR WIRELESS SERVICES, INC.


DATE:  November 22, 2004                /s/ Sean P. Foley
                                     ----------------------------------------
                                         Name:  Sean P. Foley
                                         Title: VP, Treasurer & Corp. Dev.